EMPLOYMENT AGREEMENT
                      --------------------


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and

entered into as of September 18, 1998 between United Air

Lines, Inc. ("United") and UAL Corporation ("UAL", UA and

UAL sometimes collectively referred to as "United") and John

A. Edwardson residing at 747 Sheridan Road, Wilmette,

Illinois 60091 (sometimes referred to as "Executive").



     WHEREAS, Executive has served and is presently serving

as President and Chief Operating Officer (hereinafter

referred to as "Executive Position"); and as a Director of

UAL, a Director of UA and holds various other positions and

directorships with subsidiaries and affiliates of UA or UAL

(hereinafter collectively referred to as "Executive Positions");



     WHEREAS, Executive is desirous of pursuing interests

outside of United; and



     WHEREAS, United wishes to facilitate Executive's

desires as stated above but also to retain Executive's

services on the basis described herein; and



     WHEREAS, Executive has agreed in this Agreement to

provide such services and to release United from any

liability arising out of his hire and employment with United and his resignation from his Executive Positions;



     NOW, THEREFORE, it is agreed by and between United and

Executive as follows:



     1.  Resignation; Continued Employment:  Executive hereby
         ----------------------------------
resigns from his Executive Positions all effective September

18, 1998 and this Agreement otherwise shall become effective as of September 25, 1998 (the "Effective Date").  Thereafter,

Executive will be employed by United, and he will perform

services for United by being "on call", including testifying on behalf of United, and such assignments consistent with

Executive's experience as may be reasonably requested by

United's Chairman and reasonably acceptable to Executive.


     2.  Time Period of Employment:  United agrees to
         --------------------------
employ Executive and Executive agrees to be employed by

United on the basis stated in Paragraph 1 from the Effective

Date  through September 24, 2001, subject to sooner

termination pursuant to Paragraph 5 (such period, as it may

be shortened pursuant to Paragraph 5, being herein called

the "Term").


     3.  Compensation:
         -------------
         A.  United will pay Executive a salary of

         $41,348.67 per month beginning with the Effective

         Date and continuing through December 31, 1998.


         B.  United will pay Executive a salary of

         $2,500.00 per month beginning January 1, 1999 and

         continuing for the Term.


         C.  On January 4, 1999 United will pay Executive

         a lump sum severance payment in the amount of

         $2,501,816.13.  Such lump sum payment will not be

         considered earnings for any employee benefit plan

         except as specified in Paragraph 4.H.


         D.  The salary payments provided for in

         Paragraphs 3.A and 3.B will be made on the same

         schedule as actively employed officers of United

         from time to time, currently the 15th and last day

         of each month.  Any amounts will be prorated for

         any partial month.  All payments, including the

         lump sum payment in paragraph 3.C., will be

         subject to withholding for taxes and other

         purposes as required by applicable law.  During

         the Term, Executive will not be entitled to any

         increase nor subject to any decrease in such payments.


     4.  Benefits:  Notwithstanding what may be provided to
         ---------
other active employees of United from time to time,

Executive shall be entitled to the following benefits, and

only the following benefits, during the Term as follows:


     A. Free and Reduced Rate Transportation: United shall provide to Executive and his eligibles free and reduced rate transportation of the type granted to active officers in accordance with company regulations as revised from time to time.
         At the regular September, 1998 UAL board of directors meeting, United shall also seek the designation Director Emeritus for Executive from the UAL board of directors, to confer upon Executive the travel and cargo privileges accorded a Director Emeritus. If Executive is designated
         Director Emeritus at any time during the Term, Executive and his eligibles will thereafter no longer be entitled to the free and reduced rate transportation granted to active officers. United shall have no responsibility to Executive with respect to transportation after the Term if the UAL board of directors does not approve such designation.

     B.  United Air Lines, Inc. Management and Salaried
         Employees' Retirement Plan:

         Executive's participation in (i) the United Air Lines, Inc. Management and Salaried Employees' Retirement Plan (the "Qualified Retirement Plan") and (ii) the United Air Lines, Inc. Supplemental Retirement Plan (the "Supplemental Plan") shall be in accordance with their terms (collectively, the "Retirement Plan") and the provisions of this Agreement.

         For purposes of determining the amount of the Executive's pension benefit under the Retirement Plan, United agrees that (a) Executive's Final Average Earnings shall be $1,029,643.32 ($85,803.61 when expressed as a monthly amount), which takes into account the payments to be made to the Executive under Paragraph 3 above, (b) Executive's years of participation credit shall be 16.167, (c) the service requirement for retirement is waived, and (d) no decrement based upon the Executive's age shall be imposed. Notwithstanding Executive's continued employment during the Term or otherwise, in no event shall the Executive's Final Average Earnings or years of participation credit exceed the amounts set forth above. Based on the foregoing, Executive is entitled to a monthly single life annuity of $21,827.13 (.016 times 16.167 times $85,803.61 less $367.86 for the cost of the pre-retirement survivor benefit), commencing on the first day of the month following the Executive's attainment of age 55. Except as provided in the last sentence of the following paragraph, to the extent the retirement benefit cannot be paid from the Qualified Retirement Plan due to IRS limitations, the payment shall be paid from the Supplemental Plan.

         Executive may elect in writing prior to December 31, 1998 to receive a lump sum payment in lieu of the portion of such benefit payable under the Supplemental Plan. The lump sum payment will be equal to the actuarial equivalent lump sum value of the $21,827.13 monthly life annuity described above, reduced by the actuarial lump sum value of the portion of such annuity expected to be paid under the Qualified Retirement Plan. The actuarial lump sum values shall be calculated as of January 1, 1999, using the following assumptions: the GAM-83 unisex mortality table, the current FAS-87 discount interest rate of 7% and by increasing Executive's attained age as of January 1, 1999 by three (3) years. The lump sum payment shall be made to the Executive on January 4, 1999. In the event Executive has elected to receive the lump sum payment and he dies prior to the payment thereof, then the lump sum amount shall be paid to the Executive's surviving spouse on January 4, 1999, as if the Executive had survived to that day (or, if his spouse does not survive to January 4, 1999, then his estate). Upon receipt of the lump sum payment, neither Executive nor Executive's spouse or estate shall be entitled to any additional payments under the Supplemental Plan and the only benefits payable shall be those under the Qualified Retirement Plan in accordance with its terms.

         United agrees to provide Executive with a calculation of the estimated amount of the lump sum payment within twelve (12) business days of the date of this Agreement. Executive acknowledges that the benefits payable hereunder will be subject to withholding for taxes and will not be considered earnings for the purposes of any employee benefit plan. Executive further acknowledges that he shall not be entitled to any additional participation credit under the Retirement Plan with respect to employment during the Term hereof.

     C. Management Medical/Dental: Executive and his eligible dependents shall continue to be covered by the Management Medical/Dental Plan in the same manner as other active employees.

     D. Group Life Insurance: Executive shall continue to be covered by Group Life Insurance including
         Contributory Life Insurance (if so covered), on the same basis as other active employees, provided the appropriate payroll deductions are authorized and in accordance with the terms of the policies.

     E. Officer's Accidental Death and Dismemberment Insurance/Split Dollar Life Insurance:
         Executive's Officer's Accidental Death and
         Dismemberment coverage of $250,000 will continue until the termination of this Agreement as provided in Paragraph 5 herein. Executive will have the option of converting up to $100,000 of this coverage to a private policy within 31 days of termination, if Executive so chooses.
         Executive will continue to be covered by the Officer's Split Dollar Life Insurance until termination of this Agreement. The terms of Executive's coverage and option for continuation of the Officer's Split Dollar Life Insurance after termination of this Agreement will be explained in a separate letter upon termination of this Agreement.

     F. Disability Income Benefits: Executive will continue to be covered by the Long Term Disability plan and provided he is qualified under the terms of the Plan, and provided he makes such payments as may be required by the Plan Administrator, will be eligible for any disability income benefits from company disability insurance plans.


     G. Stock: Stock grants or awards made to Executive under the UAL, Inc. 1981 Incentive Stock Plan (the "Plan") and the 1988 Restricted Stock Plan ("1988 Plan") before the Effective Date will immediately vest upon the Effective Date. Executive's resignation of his employment under Paragraph 1 is an early retirement under the Supplemental Plan within the meaning of the Plan and the Option Agreements. Accordingly, Executive shall have until the expiration date as originally fixed to exercise each such option. Executive will not be eligible for any grants made under the Plan or the 1988 Plan after the Effective Date.

     H. Employee Stock Ownership Plan: Executive will continue to be eligible to participate in the current ESOP and to receive future stock allocations in accordance with the terms of the plan. For the purpose of determining the amount of stock to be allocated to Executive's ESOP account for the 1999 and 2000 plan years, the compensation described in Paragraph 3.B will be excluded and the lump sum payment provided in Paragraph 3.C.
         will be deemed to have been paid as follows:
         Executive's monthly salary will be deemed to be $41,348.67 and a bonus deemed to have been received as follows - $362,596 paid March, 1999 and $421,756 paid March, 2000. Such stock allocation will be made to the Supplemental ESOP.

     I. Financial Planning Services: Executive will be eligible to utilize financial planning services on the same basis as an actively employed senior officer of United as of the Effective Date.
         Annual allocations of $4,000 each will be made in the years 1999, 2000 and 2001.

     J.  Club Fees:  United will continue to reimburse
         Executive for club membership fees for each year during the Term up to the annual amount United reimburses Executive as of the Effective Date.

     K. Other Fees: United will reimburse Executive for expenses for office space and secretarial support for up to one year following the Effective Date of this Agreement. United will also reimburse
         Executive for legal, accounting and advisor fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement and media communications concerning Executive's resignation of his
         Executive Positions. The maximum amount United will reimburse for all expenses described in this Paragraph 4.K. is $75,000.

     L.  Automobile: Executive will dispose of the vehicle
         United currently leases for Executive in accordance with directions provided by United.
         United will pay to Executive an annual car allowance of $7,500. Such allowance shall be payable no later than January 15 of each year and will be subject to withholding for taxes and other purposes as required by applicable law.

     M. Other Benefits: Executive will continue to be eligible to participate in the stock purchase plan, 401(k) plan, Flexible Spending Account, and be eligible for payroll savings bonds on the same basis as other active employees. Executive will also be eligible to utilize the Credit Union subject to its rules.

     N. Vacation and Holidays: Executive will be paid for any accrued but unused vacation time accrued as of the Effective Date. Such payment will be made within 30 days of the Effective Date of this Agreement.

     O. Each of the benefits enumerated in Paragraph 4 is subject to the practices, rules, and regulations of United, as in effect from time to time.


     5.   Termination of Employment Under Agreement:
          ------------------------------------------

          A.  Non-Election of Executive:  Executive's employment
              --------------------------
under this Agreement shall terminate and Executive will no

longer have the status of an active employee of United and,

except as specifically provided in this Agreement, will no

longer be entitled to any of the benefits of this Agreement

(including the entitlement to the payment and benefits

described in Paragraph 4, other than those required by law

or otherwise vested), on the happening of the earliest of

the following events:


                   (i)  Executive's death;

                  (ii)  11:59 p.m. on September 24, 2001.


          Notwithstanding such termination, Executive shall

continue to be bound by the provisions of Paragraphs 6

through 20 of this Agreement.


          B.  Election of Executive:  During the Term, if
              ----------------------
Executive elects to terminate his employment for any reason,

Executive will receive a one time lump sum payment (subject

to withholding for taxes and other purposes as required by

applicable laws) in an amount equal to the sum of the

remaining payments payable under Paragraph 3 of this

Agreement between the effective date of Executive's election to terminate his employment under this Agreement and

September 24, 2001.  Such payment will be made promptly

following Executive's termination of employment, but not

earlier than January 1, 1999.  Before Executive's election

to terminate under this paragraph can become effective,

Executive must have provided United seven (7) days' written

notice of his election by registered mail addressed to the

Chairman of United at its principal World Headquarters

offices.  Executive's termination of employment will be as

of the seventh (7th) day after receipt by United of such

notice, at which time he will no longer have the status of

an active employee of United (including the entitlement to

benefits described in Paragraph 4, other than those required by law or otherwise vested).


          6.   [Reserved]
               ----------


          7.  Assent and Release:  A.  In consideration for the
              -------------------
payments and benefits provided in this Agreement, Executive

hereby voluntarily, knowingly, willingly, irrevocably, and

unconditionally releases UA and UAL together with their

respective parents, subsidiaries and affiliates, and each of their respective officers, directors, employees,

representatives, attorneys and agents, and each of their

respective predecessors, successors and assigns

(collectively, the "Releasees") from any and all charges,

complaints, claims, liabilities, obligations, promises,

agreements, causes of action, rights, costs, losses, debts,

and expenses of any nature whatsoever, known or unknown,

which against them Executive or his successors or assigns

ever had, now have or hereafter can, shall or may have

(either directly, indirectly, derivatively or in any other

representative capacity) by reason of any matter, fact or

cause whatsoever arising from the beginning of time to the

date of this Agreement, including without limitation all

claims arising under Title VII of the Civil Rights Act of

1964, the federal Age Discrimination in Employment Act of

1967, as amended ("ADEA"), and all other federal, state or

local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized.  This release by

Executive of the Releasees also includes, without

limitation, all claims arising under each employee pension,

employee welfare, and executive compensation plan of United

now in effect or hereafter adopted, except for any benefits

to be provided to Executive under this Agreement or

resulting, in the normal course, from Executive's employment through the Effective Date.  It is agreed that this

paragraph shall survive termination of this Agreement.


          B.  Executive expressly acknowledges and agrees that,

by entering into this Agreement, Executive is waiving any

and all rights or claims that he may have arising under the

Age Discrimination in Employment Act of 1967, as amended,

which have arisen on or before the date of execution of this

Agreement.  Executive further expressly acknowledges and

agrees that:


          (i) In return for this Agreement, Executive will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

         (ii)  Executive has been advised by United to
     consult with an attorney before signing this Agreement;

        (iii)  Executive was given a copy of this
     Agreement on September 12, 1998 and informed that Executive had twenty-one (21) days within which to consider the Agreement and, if Executive considers this Agreement for fewer than 21 days, then Executive agrees that he has had a reasonable period of time to consider the Agreement; and

         (iv) Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke the Agreement. After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh (7th) day after Executive executed this Agreement. If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement, other than those required by law or otherwise vested.


          8.  Non-Assignability:  This Agreement and the
              ------------------
benefits hereunder are not assignable or transferable by

Executive.


          9.  Binding of Successors.  United will be required to have
              ----------------------
any successor to all or substantially all of its business and/or assets expressly assume and agree to perform this  Agreement in the same manner and to the same extent that United would be

required to perform if no such succession had taken place.


         10.  Paragraph Reference:  Any reference to paragraphs
              --------------------
or subparagraphs shall be references to paragraphs or

subparagraphs of this Agreement unless expressly stated otherwise.


         11.  Severability:  If any provision of this Agreement
              -------------
or the application thereof is held invalid, the invalidity

shall not affect other provisions or applications of this

Agreement which can be given effect without the invalid

provisions or application in accordance with the essential

intent and purpose of this Agreement, and to this end the

provisions of this Agreement are declared to be severable.


         12.  Gross-Up Payment for Golden Parachute Taxes.
              --------------------------------------------
If it is determined that any payment by United to or for the benefit of the Executive, under the Agreement or otherwise, would be subject to the federal excise taxes imposed on golden parachute payments,

United will make an additional payment to the Executive (the

"Gross-Up Payment") in amount sufficient to cover:

         (a)  Any golden parachute excise tax payable by the Executive,

         (b)  All taxes on the Gross-Up Payment, and

         (c) All interest and/or penalties imposed with respect to such taxes.


         13.  Withholding.  Anything in this Agreement to the
              ------------
contrary notwithstanding, all payments required to be made by the

Employer hereunder to the Executive shall be subject to

withholding of such amounts, at the time payments are actually made to the Executive and received by him, relating to taxes as

United may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, United may, in its sole discretion,

accept other provision for payment of taxes as required by law,

provided that it is satisfied that all requirements of law

affecting its responsibilities to withhold such taxes have been satisfied.


         14.  No Duty to Mitigate.  After termination of
              --------------------
employment, the Executive will not be obligated to mitigate

damages by seeking other comparable employment, and any severance benefits payable to the Executive will not be subject to

reduction for any compensation received from other employment.


         15.  Confidentiality.  The Executive shall hold in fiduciary
              ----------------
capacity for the benefit of United all secret or confidential information, knowledge or data relating to United, or its

subsidiaries, affiliates and businesses, which shall have been obtained by the Executive pursuant to his employment by United or any of its subsidiaries and affiliates and which shall not have become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement).  After

termination of the Executive's employment with United, the

Executive shall not, without the prior written consent of United,

communicate or divulge any such information, knowledge or data to anyone other than United and those designated by it.  In no event shall an asserted violation of the provisions of this Paragraph

15 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.  The

Executive acknowledges and agrees that due to the confidential and proprietary nature of the Confidential Information he

possesses, a breach or threatened breach by him of any of the provisions contained in this Paragraph 15 will cause United

irreparable injury.  Therefore, in addition to any other rights or remedies, the Executive agrees that United shall be entitled to a temporary, preliminary, and permanent injunction enjoining or restraining the Executive from any such violation or

threatened violation, with the necessity of proving inadequacy of monetary damages or the posting of any bond or security.


         16.  Public Relations:  United agrees to reasonably
              -----------------
cooperate with Executive regarding internal and media

communications concerning Executive's resignation of his

Executive Positions, it being understood that United ultimately shall have sole and complete discretion regarding the timing,

content, and other aspects of its internal and media

communication.  The initial media communication regarding

Executive's resignation will be substantially in the form of

Exhibit A attached hereto.


         17.  Indemnification.  To the fullest extent permitted by
              ----------------
law, United will indemnify the Executive (including the

advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees,

incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being or having been an officer, director or employee of UAL,

United Airlines or any of their  subsidiaries.  In addition,

United will maintain, with coverage for the Executive, director and officer liability insurance at least as comprehensive as, and in an amount at least equal to, that maintained by United on

September 1, 1998.


         18.  Payment of Legal and other Fees.  If either party is
              --------------------------------
required to seek enforcement of this Agreement, each party will be responsible for paying its own attorneys' fees and expenses.


         19.  Arbitration.  Any controversy or claim relating to this
              ------------
Agreement (except for court action initiated by United to enforce the Executive's covenants as to confidentiality) will be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect.  Any arbitration award will be binding on the parties and may be enforced in any court having jurisdiction; provided,

however, that the Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this

Agreement.


         20.  Supersedes Prior Agreement.  This Agreement supersedes
              ---------------------------
and voids any prior oral or written agreement relating in any way to the Executive's employment with United Airlines or UAL which may have been entered into between parties hereto.  Any change to the Agreement after its Effective Date must be in writing and must be executed by United Airlines, UAL and the Executive.


         21.  Miscellaneous.
              --------------
              (a)  This Agreement shall be governed by and construed

in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

              (b)  All notices and other communications hereunder

shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:
               Mr. John A. Edwardson
               747 Sheridan Road
               Wilmette, Illinois 60091

               with a copy to:
               Robert J. Stucker
               Vedder, Price, Kaufman, and Kammholz
               222  North LaSalle Street
               Chicago, Illinois 60601-1003

               If to United:
               1200 East Algonquin Road
               Elk Grove Township, Illinois   60007
               Attn:  General Counsel

or to such other address as any of the parties shall have

furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

              (c)  None of the provisions of the Agreement shall be

deemed to be a penalty.

              (d)  The invalidity or unenforceablity of any provision

of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

              (e)  Either party's failure to insist upon strict

compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

              (f)  This Agreement may be executed simultaneously in

two or more counterparts, each of which shall be deemed an

original, but all of which together shall constitute one and the same instrument.

              (g)  United and Executive, having read and understood

this Agreement and having consulted with others as appropriate,

hereby agree to be bound by its terms.



IN WITNESS WHEREOF, the parties have executed the Agreement as of

September 18, 1998 at the World Headquarters of United Air Lines,

Inc., 1200 East Algonquin Road, Elk Grove Twp., Illinois 60007.



United Air Lines, Inc.,       UAL Corporation           Executive



By:/s/ G. Greenwald           By:/s/ G. Greenwald       By:/s/ John Edwardson

Its:  Chairman and            Its:  Chairman and        John A. Edwardson
Chief Executive Officer       Chief Executive Officer